Exhibit 10.1

FIRST AMENDMENT to EMPLOYMENT TERMS AGREEMENT

Dated June 2, 2019

Between John West and Personalis, Inc.

Pursuant to the modification provision of that certain Employment Terms letter agreement between Personalis, Inc. (the “Company”) and John West (“Mr. West”) dated June 2, 2019 (the “Agreement”), the Company and Mr. West hereby amend the Agreement as set forth below, effective as of May 6, 2020.

Whereas, the Company has considered and resolved to adjust the existing compensation and benefit arrangements for Mr. West, in view of peer company data, and of Mr. West’s performance and the Company’s corporate performance, and Mr. West has agreed to accept the compensation and benefit changes.

Now, therefore, the parties hereby agree that the Agreement is amended to read as follows:

1.That Section of the Agreement entitled “Long Term Bonus” and all four paragraphs therein, is hereby deleted in its entirety, and is replaced with the following Section:

“Stock Option

Under the Personalis, Inc. 2019 Equity Incentive Plan, as amended from time to time (the “Plan”), the Board has granted you an option to purchase 421,000 shares (the “Performance Option”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant.  The Performance Option is subject to the terms and conditions of the Plan and your grant agreement.  Shares under the Performance Option shall vest upon attainment of certain Performance Criteria as defined in your grant agreement, and shall be subject to vesting acceleration upon a Change in Control, as defined in the Plan, according to the formula specified in your grant agreement. Shares under the Performance Option shall not be subject to the vesting acceleration provided in paragraph 1(a)(iii) of the Executive Severance Agreement attached hereto as Exhibit A.”

The parties acknowledge that Mr. West has not earned any bonus compensation under the deleted Long Term Bonus section.

2.The second sentence of that Section of the Agreement entitled “Benefit Programs” is hereby deleted and replaced with the following sentence:

“You will be eligible for disability benefits consistent with those provided to other members of the Company’s management team from time to time.”

3.That Section of the Agreement entitled Change in Control Vesting is hereby amended and restated to read in its entirety as follows:

“Change in Control Vesting

If a Change in Control, as defined in the Plan, or if applicable, in the Personalis, Inc. 2011 Equity Incentive Plan, occurs during your employment with the Company, then the Company will accelerate the vesting of each of your then outstanding equity compensation awards (except for the Performance Option) as to the number of then-unvested shares

Exhibit 10.1

subject to each such award that would have become vested, in the ordinary course, within the first twelve (12) months following the Change in Control, effective as of immediately prior to the closing of the transaction (the “Change in Control Accelerated Vesting”).”

4.That Section of the Agreement entitled Arbitration is hereby amended to add the following sentence at the conclusion of the Section:

“This arbitration agreement shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act.”

5.All other terms of the Agreement shall remain in full force and effect.

In Witness Whereof, the parties hereto have executed this First Amendment to Employment Terms letter agreement as of May 6, 2020.

Personalis, Inc.

By:	/s/ Aaron Tachibana
Aaron Tachibana
Chief Financial Officer

John West

/s/ John West
John West

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